UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

TRANSKARYOTIC THERAPIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
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     (1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.: (3) Filing Party: (4) Date Filed:

Additional Materials Filed Pursuant to Rule 14a-6

This filing consists of a form of letter sent by Transkaryotic Therapies, Inc. to clinicians on July 15, 2005.

July 14, 2005

[Insert Name]
[Insert Address]

Dear [Insert Name],

     As you know, TKT entered into a definitive agreement in April to be acquired by Shire Pharmaceuticals Group plc. We plan to hold a special meeting of the stockholders to approve the proposed acquisition on July 27, 2005. We are excited about this proposed acquisition, which we believe will provide us with tremendous opportunities as a combined company. In particular, we believe the proposed transaction will accelerate our investment in research and development, clinical trials, and manufacturing. While TKT will become part of a larger organization, we plan to continue our mission of developing protein therapies for genetic diseases.

     Shire is a global specialty pharmaceutical company with a strategic focus in marketing products to specialty physicians. Shire currently has a presence in central nervous system disorders, gastrointestinal and renal diseases and with the closing of the merger, Shire will expand into lysosomal storage diseases based on the existing TKT business.

     Upon completion of the proposed transaction, TKT will enter the Shire organization as a separate business unit where I have agreed to take on the role as General Manager. We are excited by this new opportunity as we will continue to discover, develop, manufacture, and sell protein based therapies, while having access to greater financial and commercial strength. We expect that our operations in Cambridge, Massachusetts, as well as other sites in countries outside the United States, will remain substantially unchanged.

     On behalf of TKT, I look forward to your continued involvement in our LSD business and your support as we pursue our mission of bringing new therapies to patients with genetic diseases.

     Please don’t hesitate to contact me if you have any questions about the outlook for TKT.

Sincerely, David D. Pendergast, Ph.D. President and Chief Executive Officer

Important Additional Information Has Been Filed with the SEC
This communication may be deemed to be soliciting material in respect of the proposed transaction with Shire. In connection with the proposed transaction with Shire, TKT has filed with the SEC and mailed to its stockholders a definitive proxy statement. The definitive proxy statement contains important information about TKT, the transaction and related matters. Investors and security holders are urged to read carefully the definitive proxy statement.

Investors and security holders are able to obtain free copies of the definitive proxy statement and other documents filed by TKT with the SEC through the web site maintained by the SEC at http://www.sec.gov.

In addition, investors and security holders may obtain free copies of the definitive proxy statement from TKT by contacting Corporate Communications, 700 Main Street, Cambridge, Massachusetts 02139.

TKT, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the proposed transactions with Shire. Information regarding TKT’s directors and executive officers is contained in TKT’s Annual Report on Form 10-K for the year ended December 31, 2004, as amended on May 2, 2005, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, its proxy statement for its 2004 Annual Meeting of Stockholders dated April 27, 2004, its Current Reports on Form 8-K dated March 30, 2005, April 15, 2005 and April 27, 2005 and its definitive proxy statement relating to the proposed transaction with Shire dated June 27, 2005, each of which is filed with the SEC. As of May 16, 2005, TKT’s directors and executive officers and their affiliates, including Warburg Pincus Equity Partners, L.P., beneficially owned approximately 5,523,536 shares, or approximately 15.3%, of TKT’s common stock. All outstanding options for TKT common stock, whether or not vested, including those held by current directors and executive officers, will be cashed out in the merger based on the $37 per share purchase price. In addition, Shire has committed to maintaining TKT’s 2005 Management Bonus Plan, in which TKT executive officers participate, in accordance with its current terms in respect of the 2005 performance year. Following the merger, Shire has agreed to provide certain retention and severance benefits to TKT’s employees, including its executive officers. Additional information regarding the interests of potential participants is included in the definitive proxy statement related to the proposed transaction and other documents filed by TKT with the SEC.

Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements regarding the proposed transaction between Shire and TKT, and statements regarding the company’s financial outlook, as well as statements about future expectations, beliefs, goals, plans or prospects, including statements containing the words “believes,” “anticipates,” “plans,” “expects,” “estimates,” “intends,” “should,” “could,” “will,” “may,” and similar expressions. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements, including the failure of TKT and Shire to consummate the proposed merger for any reason, including the failure of the TKT shareholders or Shire shareholders to approve the proposed transaction, and including other factors set forth under the caption “Certain Factors That May Affect Future Results” in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, which are on file with the SEC and which factors are incorporated herein by reference. While the company may elect to update forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so, even if its expectations change.